Exhibit 10.3

SEVERANCE AND RELEASE AGREEMENT

This Severance and Release Agreement (“Agreement”) is made and entered into by and between Ashworth, Inc. (referred to as “Employer” or “the Company”) and Peter Holmberg (“Employee”).

WHEREAS, it has been determined that Employee will separate his employment with the Company;

WHEREAS, Employee and Employer wish to modify and supersede the terms of the Employee’s Offer Letter and/or any Amended & Restated Employment Agreements;

WHEREAS, the Employer wishes to provide Employee with certain benefits in consideration of Employee’s separation and the promises and covenants of Employee as contained herein, including the Employee’s agreement to release all claims against the Company;

NOW THEREFORE, in consideration of and exchange for the promises, covenants, and releases contained herein, the parties mutually agree as follows:

1. Separation Date. Employee’s separation from all positions he holds with the Company shall be effective on May 21, 2007 (“Separation Date”). As of the Separation Date, the only payment and other consideration which Employee shall receive or be entitled to receive from the Company are those set forth in this Agreement.

2. Effective Date. This Agreement will be effective on the eighth day after the date on which Employee executes it, as long as Employee has not exercised his right of revocation as described in Paragraph 10 below (“Effective Date”).

3. Consideration. Provided that Employee does not revoke this Agreement as provided in Paragraph 10, the Company will provide the following consideration to Employee:

a. Severance Pay. The Company will provide Employee six (6) months severance in the amount of one hundred twelve thousand five hundred dollars ($112,500), less all required and customary withholdings and deductions (“Severance Pay”). The Severance Pay will be paid to Employee in one lump sum payment following the Effective Date of this Agreement.

b. COBRA Benefits. In accordance with federal and state COBRA regulations, if Employee is currently enrolled in Ashworth’s group medical coverage, Employee will be offered the opportunity to continue that coverage at Employee’s expense. In addition to severance pay, if Employee chooses to elect COBRA, the Company will also pay Employee’s COBRA premiums for six (6) months in exchange for Employee’s release of claims. After this initial six months Employee will be responsible for COBRA premiums if Employee continues this benefit.

c. Auto Allowance. The Company will provide Employee six (6) months auto allowance in the amount of six thousand ($6,000), less all required and customary withholdings and deductions. The Auto Allowance will be paid to Employee in one lump sum payment following the Effective Date of this Agreement.

d. Valid Consideration. Employee agrees that the Severance Pay shall be in the nature of a severance benefit only and its existence shall not entitle Employee to any rights as an employee of the Company. Employee acknowledges that he would not otherwise be entitled to the consideration set forth in this paragraph were it not for the covenants, promises, and releases set forth herein.

4. Tax Liability. Employee represents and warrants that neither the Company nor its attorneys nor anyone affiliated with the Company has made any representations regarding the taxability of the Severance Payment and that Employee has not relied upon any such representation in entering into this Agreement. Employee further represents and warrants that he shall be solely responsible for the payment of any and all federal, state and local taxes which may become due, if any, as a result of the Severance Payment. Employee shall hold the Company harmless from and indemnify it for the payment of any taxes (including interest) or penalties, and any costs or attorneys’ fees related to such payment, if any, that may be asserted against it by any government agency at any time as a result of the Severance Payment.

5. No Vesting of Stock Options. Employee acknowledges and agrees that any stock options granted to Employee but not vested as of the Separation Date are forfeited. Employee further waives all rights to unvested options under any other agreement and any unvested options will not vest at any time in the future as a result of Employee’s Separation on May 21, 2007.

6. No Amounts Owing. Employee acknowledges and agrees that he has been paid all wages due and owing to him as of the Separation Date. Employee further acknowledges and agrees that no additional compensation is or will be due to him from the Company.

7. Release by Employee. Employee agrees for Employee, Employee’s heirs, executors, administrators, successors and assigns to forever release and discharge the Employer and its subsidiaries, related companies, parents, successors and assigns, officers, directors, agents, employees and former employees from any and all claims, debts, promises, agreements, demands, causes of action, attorneys’ fees, losses and expenses of every nature whatsoever, known or unknown, suspected or unsuspected, filed or unfiled, arising prior to the Effective Date of this Agreement, or arising out of or in connection with Employee’s employment by and separation from the Employer or any affiliate of the Employer. This total release includes, but is not limited to, all claims arising directly or indirectly from Employee’s employment with the Employer and the separation of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits and expense reimbursements pursuant to any federal, state or local law or cause of action, including, but not limited to, breach of contract, breach of the implied covenant of good faith and fair dealing, infliction of emotional harm, wrongful discharge, violation of public policy, defamation and impairment of economic opportunity; violation of the California Fair Employment and Housing Act, the California Labor Code, the California Constitution; and any claims for violation of the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Older Workers’ Benefit Protection Act, the Americans With Disabilities Act of 1990, and any private attorney general action under the California Business & Professions Code §17200.

8. Waiver of Unknown Claims. Employee expressly waives all of the benefits and rights granted to Employee pursuant to California Civil Code section 1542, or any similar statute in any state, which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Employee certifies that he has read all of this Agreement, including the release provisions contained herein and the quoted Civil Code section, and fully understands all of the same.

9. Acknowledgment of Rights and Waiver of Claims Under the Age Discrimination in Employment Act (“ADEA”). Employee acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”). He also acknowledges that the consideration given for the waiver and release in the preceding paragraphs hereof is in addition to anything of value to which he was already entitled. Employee further acknowledges that he has been advised by this writing, as required by the Older Workers’ Benefit Protection Act, that: (a) his waiver and release does not apply to any rights or claims that may arise after the Effective Date of this Agreement; (b) he should consult with an attorney prior to executing this Agreement; (c) he has at least twenty-one (21) days to consider this Agreement (although he may by his own choice execute this Agreement earlier); (d) he has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired, which is the Effective Date as set forth in Paragraph 2. Employee may revoke this Release only by giving the Company formal, written notice of his revocation of this Release, addressed to: Peter Weil, Executive VP & CEO, Ashworth, Inc., 2765 Loker Ave., Carlsbad, California 92010, to be received by the Company by the close of business on the seventh day following Employee’s execution of this Release.

10. Waiver of Future Employment. Employee hereby agrees that he will not knowingly apply for, seek or accept employment with Employer, its parent, subsidiary or related companies. Employee further agrees that neither Employer nor its parent, subsidiary or related companies is obligated to offer employment to Employee, regardless of the circumstances, at any time in the future. Further, if Employee is hired by Employer, its parent company or any subsidiary or related company, this Agreement shall constitute good cause for termination of his employment.

11. Return of Company Property. Employee hereby represents and warrants that he will immediately return to the Company all Company property and documents in his possession including, but not limited to, Company files, notes, records, computer recorded information, tangible property, credit cards, entry cards, pagers, identification badges, cellular phones, laptops and keys.

12. Confidential, Trade Secret and Proprietary Information. Employee shall not publish, disclose, or utilize any proprietary, trade secret or other confidential information belonging to the Company or any third party doing business with the Company which Employee obtained in the course or scope of his employment with the Company. Employee acknowledges that the Company’s proprietary, trade secret and confidential information specifically includes, but is not limited to, pricing information, customer buying and selling habits and special needs, confidential customer and vendor contact information, customer lease expiration, customer credit information, the Company’s proprietary software, accounting records, marketing strategies, business plans, unique methods and procedures regarding pricing and advertising, employee personnel information, purchasing and leasing guidelines, collection procedures and payment histories.

13. Mutual Non-Disparagement. Employer and Employee agree and promise that they will not make derogatory or disparaging statements about the other (in the case of the Company, including any parent companies or subsidiaries, or their employees, officers and directors) and that they will not induce or incite claims by any other individual(s) or entity.

14. Entire Agreement. This Agreement embodies the entire agreement of all the parties hereto who have executed it and supersedes any and all other agreements, understandings, negotiations, or discussions, either oral or in writing, express or implied, between the parties to this Agreement. The parties to this Agreement each acknowledge that no representations, inducements, promises, agreements or warranties, oral or otherwise, have been made by them, or anyone acting on their behalf, which are not embodied in this Agreement; that they have not executed this Agreement in reliance on any representation, inducement, promise, agreements, warranty, fact or circumstances, not expressly set forth in this Agreement; and that no representation, inducement, promise, agreement or warranty not contained in this Agreement including, but not limited to, any purported settlements, modifications, waivers or terminations of this Agreement, shall be valid or binding, unless executed in writing by all of the parties to this Agreement. This Agreement may be amended, and any provision herein waived, but only in writing, signed by the party against whom such an amendment or waiver is sought to be enforced.

15. Ownership of Claims. Employee represents and warrants that he is the sole and lawful owner of all rights, title and interest in and to all released matters, claims and demands referred to herein. He further represents and warrants that there has been no assignment or other transfer of any interest in such matter, claims or demands which Employee may have against the Company.

16. Binding Nature. This Agreement, and all the terms and provisions contained herein, shall bind the heirs, personal representatives, successors and assigns of Employee, and only inure to the benefit of the Company, its agents, directors, officers, employees, servants, successors, and assigns.

17. Construction. This Agreement shall not be construed in favor of one party or against the other.

18. Partial Invalidity. Should any portion, word, clause, phrase, sentence or paragraph of this Agreement be declared void or unenforceable, such portion shall be considered independent and severable from the remainder, the validity of which shall remain unaffected.

19. Compliance with Terms. The failure to insist upon compliance with any term, covenant or condition contained in this Agreement shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right or power contained in this Agreement at any one time or more times be deemed a waiver or relinquishment of any right or power at any other time or times.

20. Enforcement Costs. Employee agrees that in the event Employee breaches any provision of this Agreement, Employee shall pay all costs and reasonable attorney’s fees incurred in conjunction with enforcement of this Agreement to the extent permitted by law.

21. Governing Law and Jurisdiction. This Agreement shall be governed by the laws of the State of California, both as to interpretation and performance.

22. Section Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

23. Counterparts. This Agreement may be executed in counterparts. Each counterpart shall be deemed an original, all of which together shall constitute one and the same instrument.

24. No Admissions. It is understood and agreed by the parties that this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party or any other person.

25. Voluntary and Knowing. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.

Dated: May 25, 2007	COMPANY

Signature: /s/James B. Hayes

James B. Hayes Chairman of the Board, Ashworth, Inc.

Dated: May 25, 2007	EMPLOYEE

Signature:/s/Peter Holmberg

Peter Holmberg